Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Nile Therapeutics, Inc. on Form S-8 (File No. 333-152283) and Form S-3 (File No. 333-165167) of our report dated March 14, 2011, relating to the financial statements, appearing in this Annual Report on Form 10-K of Nile Therapeutics, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
March 14, 2011